Exhibit 4.2

AMENDING AGREEMENT TO
SERVICING AGREEMENT

THIS AMENDING AGREEMENT TO SERVICING AGREEMENT (this “Agreement”) is made as of the 22nd day of August, 2016.

BETWEEN:

(1)	The Bank of Nova Scotia, a bank named in Schedule I to the Bank Act (Canada);
(2)	Scotiabank Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, by its Managing GP Scotiabank Covered Bond GP Inc.; and
(3)	Computershare Trust Company of Canada, a trust company formed under the laws of Canada.

WHEREAS the parties hereto entered into a servicing agreement made as of July 19, 2013 (the “Servicing Agreement”);

AND WHEREAS the parties hereto have agreed to amend the Servicing Agreement pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1 – Amendment

1.01	Amendment

Section 5.2 of the Servicing Agreement is hereby amended by deleting clause (g) thereof in its entirety and renumbering clauses (h) to (q) thereof as clauses (g) to (p), respectively.

Article 2 – miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Servicing Agreement are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Servicing Agreement (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Servicing Agreement (prior to its amendment hereby).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA

By:	/s/ Ian Berry
Name: Ian Berry Title: Managing Director & Head, Funding
SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its Managing GP, SCOTIABANK COVERED BOND GP INC.

By:	/s/ Christy Bunker
Name: Christy Bunker Title: Vice-President
COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Morag Abraham
Name: Morag Abraham Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer

[Servicing Agreement Amending Agreement]